Exhibit 23(c)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 25, 2008, relating to the consolidated financial statements of Huntington Bancshares Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006), and the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Huntington Bancshares Incorporated for the year ended December 31, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Columbus, Ohio
January 12, 2009